EXHIBIT 10.3

December 4, 2008

HAND DELIVERED

[Senior Executive Officer Name]

Dear [Senior Executive Officer Name]:

Fifth Third Bancorp (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its Senior Executive Officers and to make changes to its compensation arrangements. The requirements of this Agreement shall apply to you only for so long as both (1) you are a Senior Executive Officer of the Company, and (2) any debt or equity securities issued by the Company under the CPP are held by Treasury (the “CPP Covered Period”). To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1) The Company is prohibited from paying any Golden Parachute Payment to you during any CPP Covered Period. To the extent any event occurs during the CPP Covered Period that would otherwise trigger a Golden Parachute Payment, you will be entitled to the lesser of (i) your rights under the Benefit Plans (as defined below) and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA.

(2) Any bonus and incentive compensation including, without limitation, any amounts paid to you under the Fifth Third Bancorp Variable Compensation Plan, paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3) Each of the Company’s compensation, bonus, incentive, change-in-control and other benefit plans, arrangements as currently established or as amended or supplemental from time to time and agreements (including golden parachute, severance and employment agreements; collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(4) Definitions and Interpretation. This letter shall be interpreted as follows:

•	“Senior Executive Officer” is used with same meaning as in subsection 111(b)(3) of EESA.

•	“Golden Parachute Payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

•

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008, as in effect on the date hereof.

•

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•

Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(5) Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Ohio without regard the provisions thereof that would apply the law of any other State. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile shall be deemed an original signature.

The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

FIFTH THIRD BANCORP

By:
Name:	Nancy R. Phillips
Title:	Executive Vice President & Chief Human Resources Officer

I acknowledge and accept the foregoing terms and intend to be legally bound by the same.

[Senior Executive Officer Name]

Date: